Exhibit 99.2
William E. Snell, Jr., President and Chief Executive Officer
Annual Meeting of Shareholders Remarks
For Delivery on April 28, 2009
President and CEO’s Remarks 2008
     GOOD MORNING! I’m delighted that so many of you could join us today. Before I begin my remarks, I would like to introduce our Board of Directors whose dedication, support, and guidance is very much appreciated. Please stand as I call your name.
     Chuck Sioberg, Chairman of the Board, Chuck Bender, Marty Brown, Warren Elliott, Don Fry, Skip Jennings, Stanley Kerlin, Huber McCleary, Jerry Miller, Steve Patterson, Kurt Suter, and Marty Walker.
     I’d also like to introduce some distinguished professionals in attendance today:

—	Clinton Kemp of Stevens & Lee, Attorneys-at-Law

—	Steve Morehart of Beard Miller Company, our Certified Public Accountants

—	Stuart Juppenlatz representing Fulton Financial Advisors, our transfer agent for Franklin Financial stock AND

—	Jim Weaver of Battlefield Capital. You’ll hear more from Jim later in the program when he presents his annual economic forecast and market update.
     Franklin Financial reported record earnings of $9,256,000 in 2007, representing a 22.3% increase over net income of $7,570,000 in 2006 ... a year in which we increased earnings by 23.9%. Diluted earnings per share increased 14.3% from $2.10 in 2006 to $2.40 in 2007.
     As shareholders, you received a 4% increase in regular cash dividends from $.99 in 2006 to $1.03 per share in 2007. Regular cash dividends have grown at an average rate of 6.50% over the past five years.
     In spite of our strong performance, the market value of a share of Franklin Financial stock decreased 8.6% from a closing price of $27.30 at year-end 2006 to $24.95 at December 31, 2007. Subsequently, our market value has fallen to $                    . Irrespective of individual fundamentals, virtually all stocks in the financial services sector seem to have been “painted with the same brush” by investors ... reflecting the subprime mortgage “meltdown” in 2007 as well as concerns relative to the economy and deteriorating credit quality issues.
     Although we are not pleased with the decline in our market value, I would note that the universe of publicly traded banks finished down an average of 21% while the American Banker Index (comprised of 225 banks) was down 26.6% in 2007. The performance of the financial services sector compared very unfavorably to the DOW which finished the year up 6.4%, the NASDAQ which climbed 9.8%, and the S&P 500 which closed up 3.5%.
     It has been roughly seventeen years since investors last witnessed such a sector specific decline which, at that time, came about when the commercial real estate market unraveled. Right now there is more uncertainty then there is knowledge regarding the ultimate level of losses that will be realized in the financial services sector. We do know that over $200 billion in writedowns have been taken by financial institutions globally with about 60% of these losses recorded in the U.S. and 40% abroad. We also know that banks are aggressively increasing their provision for loan losses, which is placing further pressure on their earnings and, potentially, cash dividend payouts. It may take another couple of quarters before investors have a more comprehensive view of the ultimate losses to be incurred and, therefore, before earnings for financial services companies begin to stabilize. Until investors gain confidence that the large majority of losses have been quantified, we are not optimistic that financial services stocks will show a significant recovery.
     As I have stated emphatically in my quarterly Letter to Shareholders, your company has never engaged in offering “exotic” mortgage products such as certain subprime, option ARM, and non-documentation loans that were so popular in 2005 and 2006. Accordingly, the delinquency in our combined residential mortgage and home equity loan portfolios at December 31, 2007 remained at less than 1%. Further, we have no exposure in our investment portfolio to securities backed by subprime mortgages.
     Franklin Financial’s total assets at December 31, 2007 reached $820,371,000, a 2.6% increase over 2006. Average core deposits (i.e., checking, savings, and interest bearing checking) increased by 2.29%. Our Money Management Account, which is indexed to short-term interest rates, again recorded exceptional growth with a net increase of more than 900 accounts and a 40.7% increase in average balances. Overall, average deposits and repurchase agreements increased by 16.3% during 2007.
     Average loan outstandings increased by 19.5% or $90,936,000. Our continued focus on commercial loan growth resulted in $155,287,000 of closed commercial loan transactions which increased the average outstanding balance in this portfolio by $68,143,000 or 25.7%. Average consumer loan outstandings increased by 27.5% or $26,181,000 as a result of two effectively promoted home equity loan specials. Residential mortgage closings in 2007 declined 3.9% to $35,080,000 from $36,500,000 in 2006. Average residential mortgage outstandings declined by $3,438,000 or 3.28%, as we continued to hold fewer mortgage originations in our portfolio.
     Net interest income increased by 21.6% on a tax equivalent basis to $27,374,000 from $22,509,000 in 2006, driven primarily by the growth in average interest earning assets. Our net interest margin in 2007 increased to 3.67% from 3.45% on a tax equivalent basis which was counter to the trend within our industry.
     Our financial condition remains strong as evidenced by a Total Risk-Based Capital Ratio of 12.28% and a Leverage Capital Ratio of 8.18%. These ratios remain above the levels that federal regulators require for an institution to be considered “well capitalized”.
     Franklin Financial’s safety and soundness indicators continue to reflect our conservative posture and compare very favorably to peers. In 2007, we increased our provision for loan losses by $750,000 in response to both an increase in the ratio of nonperforming assets/total assets to         .73% in the commercial loan portfolio, as well as exceptional loan growth in order to maintain our Allowance for Loan Losses as a percentage of both total loans and total nonperforming loans at 1.29% and 127.86%. We have observed that many of our peers have permitted the Allowance for Loan Losses to fall below the 1.00% level or even further.
     The market value of assets under management by our Investment & Trust Services Department declined by 5.6% to $507,920,000 at December 31, 2007 as compared to $538,152,000 at year-end 2006. As I noted in last year’s Shareholder Letter, our 2006 total included a $41,000,000 short-term deposit into a custody account during December of which $30,000,000 was paid out prior to year-end 2007. Additionally, two large estates were distributed during the year. Assets under management as reported does not include approximately $83,000,000 in assets held at third-party brokers at December 31, 2007. Fee income, including revenue generated through the Personal Investment Centers, increased by $816,000 or 24.6% during 2007, including $617,000 of nonrecurring fee income relating to the two estates distributed during the year.
     Revenues and profitability at Bankers Settlement Services — Capital Region, LLC, a bank-owned title insurance agency based in Harrisburg and affiliated with Investors Title Insurance Company, increased by 6% and 53% respectively. An ongoing initiative to recruit new members in order to increase volume resulted in two additional banks commencing production in 2007. Mortgages originated by F&M Trust and insured by Bankers Settlement Services accounted for approximately 14% of the agency’s total net premium revenue in 2007. The lending officers of F&M Trust achieved an overall penetration rate of 57% on residential mortgages closed.

     Our investment in Bankers Re Insurance Group, SPC (formerly Pennbanks Insurance Company, SPC), a captive insurance company owned by nine Pennsylvania Community banks, generated dividends and fee income of approximately $115,000 during 2007. Our ownership enables Franklin Financial to participate in premium revenues on higher loan-to-value mortgage originations requiring private mortgage insurance (PMI) as well as fee income derived from Debt Protection Coverage on non-revolving consumer loans. Debt Protection is a program that extinguishes all or part of the debt in the event of death, disability, or involuntary unemployment for a maximum of ten years. As of year-end 2007, our portfolio of insured residential mortgage loans with PMI in force exceeded $22,500,000 while our portfolio of consumer loans with “protected balances” exceeded $11,500,000.
     Mortgage closings at American Home Bank, N.A. and its affiliates (AHB) increased 6.7% from $698,000,000 in 2006 to $745,000,000 in 2007. AHB recorded net income of $68,000 compared to a loss of $245,000 in 2006. Franklin Financial accounts for its investment in American Home Bank on the equity method of accounting. Accordingly, approximately 21% of AHB’s net income, which corresponds with Franklin Financial’s ownership position, is reported as non-interest income. American Home Bank’s lending philosophy is similar to ours ... AHB has never engaged in offering “exotic” mortgage products. Accordingly, delinquency at 12/31/07 was less than 3%.
     A number of products and services providing added convenience to our customers and prospective customers will be introduced during 2008. During the first quarter, we converted to “paperless” (book entry) certificates of deposit which will streamline processing, simplify the renewal process, and provide better documentation. Customers receive a paper receipt, but will no longer need to present the original document or visit the same office in order to redeem their certificate. Customers also gain the ability to add funds during the “grace period” without rewriting the certificate. We also provided customers with online access to check images, including the ability to view both checks paid and deposit tickets, as well as the capability to complete an application to open a deposit account online.
     During the fourth quarter, we entered into a brokerage agreement with American Home Bank, N.A. in order to broaden our fixed rate residential mortgage product offerings and enhance the competitiveness of our pricing. We are very encouraged with the volume of mortgage originations in the early months of 2008. Later this year, we also anticipate adding the capability of accepting residential mortgage applications online.
     Our small business initiative continues to gain momentum. In December, we announced a partnership between F&M Trust and the Small Business Development Centers at Shippensburg University and St. Francis University to present educational programs and workshops for aspiring as well as existing small business owners throughout our marketplace. The eighteen Small Business Development Centers in Pennsylvania are supported with funding and other resources from the Commonwealth of Pennsylvania’s Department of Community & Economic Development and the U.S. Small Business Administration. Small business owners who receive low cost assistance from a Small Business Development Center (SBDC) survive and grow, on average, at rates far greater than small business owners who do not. Under the terms of our partnership agreements, F&M Trust will be the exclusive sponsor of “First Step” and “Business Planning” workshops to be conducted by the SBDC’s at Shippensburg University and St. Francis University during 2008 plus other seminars on special topics. F&M Trust’s Small Business Relationship Managers will participate in each workshop, presenting a segment focused on financing options. The Shippensburg University SBDC will conduct eighteen “First Step” and “Business Planning” workshops in Franklin and Cumberland Counties while the St. Francis University SBDC will conduct six of these workshops in Fulton and Huntingdon Counties. We believe that this initiative to provide entrepreneurs with education, information, and tools to build and sustain successful businesses will directly benefit our local economy while providing F&M Trust with an opportunity to increase our penetration of the small business market.
     In January of 2008, F&M Trust was approved as a designated lender for the loan guaranty programs offered by the U.S. Small Business Administration. These programs will assist us in supporting existing or start-up businesses in the early stages of their development. Lines of credit and term loans are available to small businesses meeting the eligibility requirements for an SBA guarantee for the purchase of real estate or machinery and equipment as well as for working capital.
     We also introduced two enhancements to Better Business Checking, a package account targeted at small businesses ... Overdraft Protection utilizing an automated transfer from a line of credit and Better Business

Checking Payroll, a no minimum balance account that can be linked to sweep from the customer’s primary Better Business Checking account as payroll checks are presented. Remote Deposit Capture, to be rolled out later this year, will save businesses of all sizes both time and money. Customers will be able to scan their checks and transmit them to a secure web site. The items are than processed and automatically credited to the business’s bank account, eliminating the need to travel to the bank to make the deposit.
     Last April, our twenty-fourth community office opened at Carlisle Crossing, between York and Trindle Roads in Cumberland County. This shopping center, which opened in 2006, includes several “draws” such as Target, Kohl’s, Pier One, PetSmart, Starbucks, Old Navy, and Red Robin.
     We also constructed a new community office to replace our existing facility at Marion which “reopened” in September. New ATM’s were opened at the Penn National Golf Course clubhouse and the Carlisle Central Farmers Market.
     An additional investment to expand and upgrade our community office network is planned during 2008. Another ATM will be opened at Northgate Commons on the Northfield Campus of Menno Haven during the first quarter. Extensive renovations to expand the lobby and reconfigure the drive-up at our Orchard Park Community Office are planned for the second quarter. Our twenty-fifth community office at the corner of Norland Avenue and Parkwood Drive in Chambersburg is now scheduled to open in the third quarter, and renovations to our Philadelphia Avenue Community Office will also occur in the third quarter.
     Franklin Financial’s first quarter earnings, which were released yesterday, are very encouraging. Your company earned $2,532,000 in the first quarter of 2008 as compared to $2,064,000 in the first quarter of last year, and increase of 22.7%. Diluted earnings per share were $.66 in the first quarter of 2008 versus $.54 per share last year. The primary driver to our first quarter performance was:
•	a $1,650,000 or 28% in Net Interest Income resulting from growth in both our commercial and consumer loan portfolios as well as an increase in our Net Interest Margin to 4.17%
     Based upon our performance expectations for the full year and again the long-term earnings power of your company, the Board of Franklin Financial declared on April 10th, a $.27 per share regular quarterly dividend for the Second Quarter of 2008.
     Total regular cash dividends paid during the first two quarters of 2008 will be $.53 per share compared to $.51 per share paid during the same period of 2007, representing a 3.9% increase. The regular cash dividend will be paid on May 30th to shareholders of record at the close of business on May 9th.
     As we begin our 103rd year as an independent community bank, we believe that Franklin Financial continues to be well positioned for solid performance.
     Before concluding my remarks, I would like to express my appreciation to our Directors, management, and staff for their efforts during the past year. The delivery of financial services remains a people business ... built one relationship at a time. I would also like to thank you, our shareholders, for your continuing interest and support.
     Are there any questions from the floor?